As filed with the Securities and Exchange Commission on January 24, 2022
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	1818 Cornwall Avenue Vancouver, British Columbia Canada, V6J 1C7 (604) 732-6124	20-3842867
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification No.)
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Copy to:
Michael Hutchings, Esq.
DLA Piper LLP (US)
701 Fifth Avenue, Suite 6900. Seattle, Washington 98104
Tel: (206) 839-4800 Fax: (206) 839-4801
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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.005 per share	5,203,012	—	—	—

(1)
This replacement registration statement is filed in accordance with Rule 415(a)(6) under the Securities Act and includes solely 5,203,012 shares of common stock that were previously registered by the registrant on expiring registration statement no. 333-229367, filed on January 25, 2019, and were not sold thereunder. The shares of common stock registered hereunder represents the number of shares of common stock of the registrant that the registrant may issue from time to time upon redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (“Lulu Canada”), an indirect subsidiary of the registrant, or upon the liquidation, dissolution or winding up of Lulu Canada. In accordance with Rule 416(a) under the Securities Act, this registration statement also includes an indeterminate number of shares which may be issued by the registrant with respect to such shares of common stock by way of a stock dividend, stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.

(2)
In accordance with Rule 415(a)(6) under the Securities Act, the registrant is carrying forward to this registration statement 5,203,012 shares of common stock that were previously registered on expiring registration statement no. 333-209243, filed on January 29, 2016, and were not sold thereunder, and the registration fees of $53,695 that were previously paid in connection with those securities under Rule 457(a). In accordance with Rule 415(a)(6), no registration fee is due and expiring registration statement No. 333-209243 will be deemed terminated as of the date of effectiveness of this replacement registration statement.

EXPLANATORY NOTE
We are filing this registration statement solely to cover unsold securities covered by our prior Registration Statement on Form S-3 filed January 25, 2019 (File No. 333-229367) (the “Prior Registration Statement”). In accordance with Rule 415(a)(5) under the Securities Act of 1933, securities registered on the Prior Registration Statement may be offered and sold only if not more than three years have elapsed since the initial effective date of the Prior Registration Statement. Accordingly, we are filing this registration statement to cover unsold securities covered by the Prior Registration Statement. In accordance with Rule 415(a)(6), effectiveness of this registration statement will be deemed to terminate the offering of securities on the Prior Registration Statement.

Prospectus

5,203,012 Shares
Common Stock

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This prospectus relates to 5,203,012 shares of our common stock, par value $0.005 per share, that we may issue upon the redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (an indirect wholly-owned subsidiary of ours that we refer to as Lulu Canada in this prospectus), or upon the liquidation, dissolution or winding up of Lulu Canada. The exchangeable shares were issued to Canadian stockholders in connection with our July 2007 reorganization to defer payment of Canadian taxes, and we have previously disclosed in our reports filed with the Securities and Exchange Commission (SEC) that 5,203,012 exchangeable shares and 5,203,012 shares of special voting stock are outstanding. Upon the issuance of the registered shares of common stock upon such redemption, retraction or purchase of outstanding exchangeable shares, we will cancel an equal number of currently-outstanding exchangeable shares of Lulu Canada, as well as an equal number of currently outstanding shares of our special voting stock, so there will be no change in the number of shares of our common stock deemed outstanding. Because the shares of our common stock offered by this prospectus will be issued only upon a redemption, retraction or purchase of the exchangeable shares or upon the liquidation, dissolution or winding up of Lulu Canada, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.
Our common stock is quoted on the Nasdaq Global Select Market under the symbol “LULU.”
You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 6.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is January 24, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
The Company
lululemon athletica inc. is principally a designer, distributor, and retailer of healthy lifestyle inspired athletic apparel and accessories. We have a vision to be the experiential brand that ignites a community of people through sweat, grow, and connect, which we call “living the sweatlife.” Since our inception, we have fostered a distinctive corporate culture; we promote a set of core values in our business which include taking personal responsibility, nurturing entrepreneurial spirit, acting with honesty and courage, valuing connection and inclusion, and choosing to have fun. These core values attract passionate and motivated employees who are driven to achieve personal and professional goals, and share our purpose “to elevate the world by unleashing the full potential within every one of us.”
Our healthy lifestyle inspired athletic apparel and accessories are marketed under the lululemon brand. We offer a comprehensive line of apparel and accessories. Our apparel assortment includes items such as pants, shorts, tops, and jackets designed for a healthy lifestyle including athletic activities such as yoga, running, training, and most other sweaty pursuits. We also offer apparel designed for being On the Move and fitness-related accessories. We expect to continue to broaden our merchandise offerings through expansion across these product areas.
In 2020, we acquired Curiouser Products Inc., dba MIRROR. MIRROR is an in-home fitness company offering connected hardware and related software products and services, with an interactive workout platform that features live and on-demand classes. The acquisition of MIRROR bolsters our digital sweatlife offerings and brings immersive and personalized in-home sweat and mindfulness content to new and existing lululemon guests.
In this prospectus, we refer to lululemon, its wholly-owned and majority-owned subsidiaries and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 1818 Cornwall Avenue, Vancouver, British Columbia, Canada V6J 1C7, and our telephone number at that location is (604) 732-6124.
Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can also obtain information about us at the offices of the Nasdaq Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.
This prospectus is part of a registration statement we have filed with the SEC relating to the shares of our common stock that we may issue upon redemption, retraction or purchase of an equivalent number of exchangeable shares of Lulu Canada, or upon the liquidation, dissolution or winding up of Lulu Canada. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The statements in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.
The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:
•our annual report on Form 10-K for the year ended January 31, 2021;
•our quarterly report on Form 10-Q for the quarter ended May 2, 2021;
•our quarterly report on Form 10-Q for the quarter ended August 1, 2021;
•our quarterly report on Form 10-Q for the quarter ended October 31, 2021; and
•our current reports on Form 8-K filed on June 14, 2021; October 4, 2021; December 3, 2021; December 17, 2021; and January 10, 2022.
You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
Telephone: (604) 732-6124

Cautionary Statement Concerning Forward-Looking Statements
This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.
Forward-looking statements may include, but are not limited to, those factors described in “Risk Factors” on page 6 of this prospectus and elsewhere in this prospectus.
The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.
Risk Factors
Our past performance may not be a reliable indicator of future performance because actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed below. In addition, historical trends should not be used to anticipate results or trends in future periods. Factors that might cause our actual results to differ materially from the forward-looking statements discussed elsewhere in this prospectus, as well as affect our ability to achieve our financial and other goals, include, but are not limited to, those set forth below.
Risks related to our business and industry
Our success depends on our ability to maintain the value and reputation of our brand.
The lululemon name is integral to our business as well as to the implementation of our expansion strategies. Maintaining, promoting, and positioning our brand will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality product, and guest experience. We rely on social media, as one of our marketing strategies, to have a positive impact on both our brand value and reputation. Our brand and reputation could be adversely affected if we fail to achieve these objectives, if our public image was to be tarnished by negative publicity, which could be amplified by social media, if we fail to deliver innovative and high quality products acceptable to our guests, or if we face or mishandle a product recall. Our reputation could also be impacted by adverse publicity, whether or not valid, regarding allegations that we, or persons associated with us or formerly associated with us, have violated applicable laws or regulations, including but not limited to those related to safety, employment, discrimination, harassment, whistle-blowing, privacy, corporate citizenship, improper business practices, or cybersecurity. Certain activities on the part of stakeholders, including nongovernmental organizations and governmental institutions, could cause reputational damage, distract senior management, and disrupt our business. Additionally, while we devote considerable effort and resources to protecting our intellectual property, if these efforts are not successful the value of our brand may be harmed. Any harm to our brand and reputation could have a material adverse effect on our financial condition.
The current COVID-19 coronavirus pandemic and related government, private sector, and individual consumer responsive actions have and could continue to affect our business operations, store traffic, employee availability, supply chain, financial condition, liquidity, and cash flow.
The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. COVID-19 has impacted our business and operations, and we expect this to continue and could adversely impact our financial results.
The spread of COVID-19 has caused health officials to impose restrictions and recommend precautions to mitigate the spread of the virus, especially when congregating in heavily populated areas, such as malls and lifestyle centers. Our stores have experienced temporary closures, and we have implemented precautionary measures in line with guidance from local authorities in the stores that are open. These measures include restrictions such as limitations on the number of guests allowed in our stores at any single time, minimum physical distancing requirements, and limited operating hours. We do not know how the measures recommended by local authorities or implemented by us may change over time or what the duration of these restrictions will be.
Further resurgences in COVID-19 cases, including from variants, could cause additional restrictions, including temporarily closing all or some of our stores again. An outbreak at one of our locations, even if we follow appropriate precautionary measures, could negatively impact our employees, guests, and brand. There is uncertainty over the impact of COVID-19 on the U.S., Canadian, and global economies, consumer willingness to visit stores, malls, and lifestyle centers, and employee willingness to staff our stores as the pandemic continues and if there are future resurgences. There is also uncertainty regarding potential long-term changes to consumer shopping behavior and preferences and whether consumer demand will recover when restrictions are lifted.
The COVID-19 pandemic also has the potential to significantly impact our supply chain if the factories that manufacture our products, the distribution centers where we manage our inventory, or the operations of our logistics and other service providers are disrupted, temporarily closed, or experience worker shortages. In particular, we have seen disruptions and delays in shipments and we may see negative impacts to pricing of certain components of our products as a result of the COVID-19 pandemic.
The COVID-19 situation is changing rapidly and the extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and its variants and the actions taken to contain it or treat its impact, including vaccinations.
Changes in consumer shopping preferences, and shifts in distribution channels could materially impact our results of operations.
We sell our products through a variety of channels, with a significant portion through traditional brick-and-mortar retail channels. The COVID-19 pandemic has shifted guest shopping preferences away from brick-and-mortar and towards digital platforms. As strong e-commerce channels emerge and develop, we are evolving towards an omni-channel approach to support the shopping behavior of our guests. This involves country and region specific websites, social media, product notification emails, mobile apps, including mobile apps on in-store devices that allow demand to be fulfilled via our distribution centers, and online order fulfillment through stores. The diversion of sales from our company-operated stores could adversely impact our return on investment and could lead to impairment charges and store closures, including lease exit costs. We could have difficulty in recreating the in-store experience through direct channels. Our failure to successfully integrate our digital and physical channels and respond to these risks might adversely impact our business and results of operations, as well as damage our reputation and brands.
If any of our products have manufacturing or design defects or are otherwise unacceptable to us or our guests, our business could be harmed.
We have occasionally received, and may in the future receive, shipments of products that fail to comply with our technical specifications or that fail to conform to our quality control standards. We have also received, and may in the future receive, products that are otherwise unacceptable to us or our guests. Under these circumstances, unless we are able to obtain replacement products in a timely manner, we risk the loss of net revenue resulting from the inability to sell those products and related increased administrative and shipping costs. Additionally, if the unacceptability of our products is not discovered until after such products are sold, our guests could lose confidence in our products or we could face a product recall and our results of operations could suffer and our business, reputation, and brand could be harmed.
Our MIRROR subsidiary offers complex hardware and software products and services that can be affected by design and manufacturing defects. Sophisticated operating system software and applications, such as those offered by MIRROR, often have issues that can unexpectedly interfere with the intended operation of hardware or software products. Defects may also exist in components and products that we source from third parties. Any defects could make our products and services unsafe and create a risk of environmental or property damage or personal injury and we may become subject to the hazards and uncertainties of product liability claims and related litigation. The occurrence of real or perceived defects in any of our products, now or in the future, could result in additional negative publicity, regulatory investigations, or lawsuits filed against us, particularly if guests or others who use or purchase our MIRROR products are injured. Even if injuries are not the result of any defects, if they are perceived to be, we may incur expenses to defend or settle any claims and our brand and reputation may be harmed.
We operate in a highly competitive market and the size and resources of some of our competitors may allow them to compete more effectively than we can, resulting in a loss of our market share and a decrease in our net revenue and profitability.

The market for technical athletic apparel is highly competitive. Competition may result in pricing pressures, reduced profit margins or lost market share, or a failure to grow or maintain our market share, any of which could substantially harm our business and results of operations. We compete directly against wholesalers and direct retailers of athletic apparel, including large, diversified apparel companies with substantial market share, and established companies expanding their production and marketing of technical athletic apparel, as well as against retailers specifically focused on women's athletic apparel. We also face competition from wholesalers and direct retailers of traditional commodity athletic apparel, such as cotton T-shirts and sweatshirts. Many of our competitors are large apparel and sporting goods companies with strong worldwide brand recognition. Because of the fragmented nature of the industry, we also compete with other apparel sellers, including those specializing in yoga apparel and other activewear. Many of our competitors have significant competitive advantages, including longer operating histories, larger and broader customer bases, more established relationships with a broader set of suppliers, greater brand recognition and greater financial, research and development, store development, marketing, distribution, and other resources than we do.
Our competitors may be able to achieve and maintain brand awareness and market share more quickly and effectively than we can. In contrast to our grassroots community-based marketing approach, many of our competitors promote their brands through traditional forms of advertising, such as print media and television commercials, and through celebrity endorsements, and have substantial resources to devote to such efforts. Our competitors may also create and maintain brand awareness using traditional forms of advertising more quickly than we can. Our competitors may also be able to increase sales in their new and existing markets faster than we do by emphasizing different distribution channels than we do, such as catalog sales or an extensive franchise network.
In addition, because we hold limited patents and exclusive intellectual property rights in the technology, fabrics or processes underlying our products, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrication techniques, and styling similar to our products.
Our sales and profitability may decline as a result of increasing costs and decreasing selling prices.
Our business is subject to significant pressure on costs and pricing caused by many factors, including intense competition, constrained sourcing capacity and related inflationary pressure, the availability of qualified labor and wage inflation, pressure from consumers to reduce the prices we charge for our products, and changes in consumer demand. These factors may cause us to experience increased costs, reduce our prices to consumers or experience reduced sales in response to increased prices, any of which could cause our operating margin to decline if we are unable to offset these factors with reductions in operating costs and could have a material adverse effect on our financial condition, operating results, and cash flows.
If we are unable to anticipate consumer preferences and successfully develop and introduce new, innovative, and differentiated products, we may not be able to maintain or increase our sales and profitability.
Our success depends on our ability to identify and originate product trends as well as to anticipate and react to changing consumer demands in a timely manner. All of our products are subject to changing consumer preferences that cannot be predicted with certainty. If we are unable to introduce new products or novel technologies in a timely manner or our new products or technologies are not accepted by our guests, our competitors may introduce similar products in a more timely fashion, which could hurt our goal to be viewed as a leader in technical athletic apparel innovation. Our new products may not receive consumer acceptance as consumer preferences could shift rapidly to different types of athletic apparel or away from these types of products altogether, and our future success depends in part on our ability to anticipate and respond to these changes. Our failure to anticipate and respond in a timely manner to changing consumer preferences could lead to, among other things, lower sales and excess inventory levels. Even if we are successful in anticipating consumer preferences, our ability to adequately react to and address those preferences will in part depend upon our continued ability to develop and introduce innovative, high-quality products. Our failure to effectively introduce new products that are accepted by consumers could result in a decrease in net revenue and excess inventory levels, which could have a material adverse effect on our financial condition.

Our results of operations could be materially harmed if we are unable to accurately forecast guest demand for our products.
To ensure adequate inventory supply, we must forecast inventory needs and place orders with our manufacturers based on our estimates of future demand for particular products. Our ability to accurately forecast demand for our products could be affected by many factors, including an increase or decrease in guest demand for our products or for products of our competitors, our failure to accurately forecast guest acceptance of new products, product introductions by competitors, unanticipated changes in general market conditions (for example, because of unexpected effects on inventory supply and consumer demand caused by the current COVID-19 coronavirus pandemic), and weakening of economic conditions or consumer confidence in future economic conditions. If we fail to accurately forecast guest demand, we may experience excess inventory levels or a shortage of products available for sale in our stores or for delivery to guests.
Inventory levels in excess of guest demand may result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would cause our gross margin to suffer and could impair the strength and exclusivity of our brand. Conversely, if we underestimate guest demand for our products, our manufacturers may not be able to deliver products to meet our requirements, and this could result in damage to our reputation and guest relationships.
Our limited operating experience and limited brand recognition in new international markets and new product categories may limit our expansion and cause our business and growth to suffer.
Our future growth depends in part on our expansion efforts outside of North America. We have limited experience with regulatory environments and market practices internationally, and we may not be able to penetrate or successfully operate in any new market. In connection with our expansion efforts we may encounter obstacles we did not face in North America, including cultural and linguistic differences, differences in regulatory environments, labor practices and market practices, difficulties in keeping abreast of market, business and technical developments, and international guests' tastes and preferences. We may also encounter difficulty expanding into new international markets because of limited brand recognition leading to delayed acceptance of our technical athletic apparel by guests in these new international markets. Our failure to develop our business in new international markets or disappointing growth outside of existing markets could harm our business and results of operations.
In addition, our continued growth depends in part on our ability to expand our product categories and introduce new product lines. We may not be able to successfully manage integration of new product categories or the new product lines with our existing products. Selling new product categories and lines will require our management to learn different strategies in order to be successful. We may be unsuccessful in entering new product categories and developing or launching new product lines, which requires management of new suppliers, potential new customers, and new business models. Our management may not have the experience of selling in these new product categories and we may not be able to grow our business as planned. For example, in July 2020, we acquired MIRROR, an in-home fitness company with an interactive workout platform that features live and on-demand classes. If we are unable to effectively and successfully further develop these and future new product categories and lines, we may not be able to increase or maintain our sales and our operating margins may be adversely affected.
We may not realize the potential benefits and synergies sought with the acquisition of MIRROR.
During 2020, we acquired MIRROR as part of our growth plan, which includes driving business through omni-guest experiences. The potential benefits of enhancing our digital and interactive capabilities and deepening our roots in the sweatlife might not be realized fully, if at all, or take longer than anticipated to achieve. Further, the expected synergies between lululemon and MIRROR, such as those related to our connections with our guests and communities as well as our store and direct to consumer infrastructure, may not materialize. A significant portion of the purchase price was allocated to goodwill and if our acquisition does not yield expected returns, we may be required to record impairment charges, which would adversely affect our results of operations.

Our management team has limited experience in addressing the challenges of integrating management teams, strategies, cultures, and organizations of two companies. This integration may divert the attention of management and cause additional expenses. Management also has limited experience outside of the retail industry, including with the specialized hardware and software sold and licensed by MIRROR. If MIRROR has inadequate or ineffective controls and procedures, our internal control over financial reporting could be adversely impacted. The acquisition may not be well received by the customers or employees of either company, and this could hurt our brand and result in the loss of key employees. If we are unable to successfully integrate MIRROR, including its people and technologies, or if integration takes longer than planned, we may not be able to manage operations efficiently, which could adversely affect our results of operations. The acquisition of MIRROR may also divert management time and other resources away from our existing business.
In addition, we may, from time to time, evaluate and pursue other strategic investments or acquisitions. These involve various inherent risks and the benefits sought may not be realized. The acquisition of MIRROR or other strategic investments or acquisitions may not create value and may harm our brand and adversely affect our business, financial condition, and results of operations.
We may not be able to grow the MIRROR business and have it achieve profitability.
We may be unable to attract and retain subscribers to MIRROR. If we do not provide the delivery and installation service that our guests expect, offer engaging and innovative classes, and support and continue to improve the technology used, we may not be able to maintain and grow the number of subscribers. This could adversely impact our results of operations.
We are dependent on information technology systems to provide live and recorded classes to our customers with MIRROR subscriptions, to maintain its software, and to manage subscriptions. If we experience issues such as cybersecurity threats or actions, or interruptions or delays in our information technology systems, the data privacy and overall experience of subscribers could be negatively impacted and could therefore damage our brand and adversely affect our results of operations.
Competition, including from other in-home fitness providers as well as in-person fitness studios, and trends of consumer preferences, could also impact the level of subscriptions and therefore our results of operations.
If we continue to grow at a rapid pace, we may not be able to effectively manage our growth and the increased complexity of our business and as a result our brand image and financial performance may suffer.
We have expanded our operations rapidly since our inception in 1998 and our net revenue has increased from $40.7 million in fiscal 2004 to $4.4 billion in 2020. If our operations continue to grow at a rapid pace, we may experience difficulties in obtaining sufficient raw materials and manufacturing capacity to produce our products, as well as delays in production and shipments, as our products are subject to risks associated with overseas sourcing and manufacturing. We could be required to continue to expand our sales and marketing, product development and distribution functions, to upgrade our management information systems and other processes and technology, and to obtain more space for our expanding workforce. This expansion could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring, training, and managing an increasing number of employees. These difficulties could result in the erosion of our brand image which could have a material adverse effect on our financial condition.
We are subject to risks associated with leasing retail and distribution space subject to long-term and non-cancelable leases.
We lease the majority of our stores under operating leases and our inability to secure appropriate real estate or lease terms could impact our ability to grow. Our leases generally have initial terms of between five and 15 years, and generally can be extended in five-year increments if at all. We generally cannot cancel these leases at our option. If an existing or new store is not profitable, and we decide to close it, as we have done in the past and may do in the future, we may nonetheless be committed to perform our obligations under the applicable lease including, among other things, paying the base rent for the balance of the lease term. Similarly, we may be committed to perform our obligations under the applicable leases even if current locations of our stores become unattractive as demographic patterns change. In addition, as each of our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could require us to close stores in desirable locations.
We also lease the majority of our distribution centers and our inability to secure appropriate real estate or lease terms could impact our ability to deliver our products to the market.
We may not be able to successfully open new store locations in a timely manner, if at all, which could harm our results of operations.
Our growth will largely depend on our ability to successfully open and operate new stores. We may be unsuccessful in identifying new locations and markets where our technical athletic apparel and other products and brand image will be accepted. In addition, we may not be able to open or profitably operate new stores in existing, adjacent, or new markets due to the impact of COVID-19, which could have a material adverse effect on us.
Our future success is substantially dependent on the service of our senior management and other key employees.
In the last few years, we have had changes to our senior management team including new hires, departures, and role and responsibility changes. The performance of our senior management team and other key employees may not meet our needs and expectations. Also, the loss of services of any of these key employees, or any negative public perception with respect to these individuals, may be disruptive to, or cause uncertainty in, our business and could have a negative impact on our ability to manage and grow our business effectively. Such disruption could have a material adverse impact on our financial performance, financial condition, and the market price of our stock.
Our business is affected by seasonality, which could result in fluctuations in our operating results.
Our business is affected by the general seasonal trends common to the retail apparel industry. Our annual net revenue is weighted more heavily toward our fourth fiscal quarter, reflecting our historical strength in sales during the holiday season, while our operating expenses are more equally distributed throughout the year. This seasonality, along with other factors that are beyond our control, including weather conditions and the effects of climate change, could adversely affect our business and cause our results of operations to fluctuate.
Risks related to our supply chain
Disruptions of our supply chain could have a material adverse effect on our operating and financial results.
Disruption of our supply chain capabilities due to trade restrictions, political instability, severe weather, natural disasters, public health crises such as the ongoing COVID-19 pandemic, terrorism, product recalls, labor supply or stoppages, the financial or operational instability of key suppliers and carriers, or other reasons could impair our ability to distribute our products. To the extent we are unable to mitigate the likelihood or potential impact of such events, there could be a material adverse effect on our operating and financial results.
Our reliance on suppliers to provide fabrics for and to produce our products could cause problems if we experience a supply chain disruption and we are unable to secure additional suppliers of fabrics or other raw materials, or manufacturers of our end products.
The entire apparel industry, including our company, continues to face supply chain challenges as a result of COVID-19 including reduced freight availability and increased costs, port disruption, manufacturing facility closures, and related labor shortages and other supply chain disruptions. We do not manufacture our products or the raw materials for them and rely instead on suppliers. Many of the specialty fabrics used in our products are technically advanced textile products developed and manufactured by third parties and may be available, in the short-term, from only one or a limited number of sources. We have no long-term contracts with any of our suppliers or manufacturers for the production and supply of our raw materials and products, and we compete with other companies for fabrics, other raw materials, and production. The following statistics are based on cost.
We work with a group of approximately 40 vendors that manufacture our products, five of which produced 59% of our products in 2020. During 2020, the largest single manufacturer produced approximately 17% of our products. During 2020, approximately 33% of our products were manufactured in Vietnam, 20% in Cambodia, 12% in Sri Lanka, and 9% in the PRC, including 2% in Taiwan.
We work with a group of approximately 65 suppliers to provide the fabrics for our products. In 2020, 65% of our fabrics were produced by our top five fabric suppliers, and the largest single manufacturer produced approximately 29% of fabric used. During 2020, approximately 45% of our fabrics originated from Taiwan, 18% from Mainland China, 16% from Sri Lanka, and the remainder from other regions.
We also source other raw materials which are used in our products, including items such as content labels, elastics, buttons, clasps, and drawcords from suppliers located predominantly in the Asia Pacific region.
We have experienced, and may in the future experience, a significant disruption in the supply of fabrics or raw materials and may be unable to locate alternative suppliers of comparable quality at an acceptable price, or at all. In addition, if we experience significant increased demand, or if we need to replace an existing supplier or manufacturer, we may be unable to locate additional supplies of fabrics or raw materials or additional manufacturing capacity on terms that are acceptable to us, or at all, or we may be unable to locate any supplier or manufacturer with sufficient capacity to meet our requirements or fill our orders in a timely manner. Identifying a suitable supplier is an involved process that requires us to become satisfied with its quality control, responsiveness and service, financial stability, and labor and other ethical practices. Even if we are able to expand existing or find new manufacturing or fabric sources, we may encounter delays in production and added costs as a result of the time it takes to train our suppliers and manufacturers in our methods, products, and quality control standards.
Our supply of fabric or manufacture of our products could be disrupted or delayed by the impact of health pandemics, including the current COVID-19 pandemic, and the related government and private sector responsive actions such as border closures, restrictions on product shipments, and travel restrictions. Delays related to supplier changes could also arise due to an increase in shipping times if new suppliers are located farther away from our markets or from other participants in our supply chain. The receipt of inventory sourced from areas impacted by COVID-19 has been slowed or disrupted and our manufacturers may also face similar challenges in receiving fabric and fulfilling our orders. In addition, ocean freight capacity issues continue to persist worldwide due to COVID-19 as there is much greater demand for shipping and reduced capacity and equipment. Any delays, interruption, or increased costs in the supply of fabric or manufacture of our products could have an adverse effect on our ability to meet guest demand for our products and result in lower net revenue and income from operations both in the short and long term.
Our business could be harmed if our suppliers and manufacturers do not comply with our Vendor Code of Ethics or applicable laws.
While we require our suppliers and manufacturers to comply with our Vendor Code of Ethics, which includes labor, health and safety, and environment standards, we do not control their operations. If suppliers or contractors do not comply with these standards or applicable laws or there is negative publicity regarding the production methods of any of our suppliers or manufacturers, even if unfounded or not specific to our supply chain, our reputation and sales could be adversely affected, we could be subject to legal liability, or could cause us to contract with alternative suppliers or manufacturing sources.
The fluctuating cost of raw materials could increase our cost of goods sold.
The fabrics used to make our products include synthetic fabrics whose raw materials include petroleum-based products. Our products also include silver and natural fibers, including cotton. Our costs for raw materials are affected by, among other things, weather, consumer demand, speculation on the commodities market, the relative valuations and fluctuations of the currencies of producer versus consumer countries, and other factors that are generally unpredictable and beyond our control. Any and all of these factors may be exacerbated by global climate change. Price inflation and global supply chain disruption could cause raw material costs to increase and have an adverse effect on our future margins. Increases in the cost of raw materials, including petroleum or the prices we pay for silver and our cotton yarn and cotton-based textiles, could have a material adverse effect on our cost of goods sold, results of operations, financial condition, and cash flows.
If we encounter problems with our distribution system, our ability to deliver our products to the market and to meet guest expectations could be harmed.
We rely on our distribution facilities for substantially all of our product distribution. Our distribution facilities include computer controlled and automated equipment, which means their operations may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, electronic or power interruptions, or other system failures. In addition, our operations could also be interrupted by labor difficulties, pandemics (such as the COVID-19 pandemic), the impacts of climate change, extreme or severe weather conditions or by floods, fires, or other natural disasters near our distribution centers. If we encounter problems with our distribution system, our ability to meet guest expectations, manage inventory, complete sales, and achieve objectives for operating efficiencies could be harmed.
Increasing labor costs and other factors associated with the production of our products in South Asia and South East Asia could increase the costs to produce our products.
A significant portion of our products are produced in South Asia and South East Asia and increases in the costs of labor and other costs of doing business in the countries in this area could significantly increase our costs to produce our products and could have a negative impact on our operations and earnings. Factors that could negatively affect our business include labor shortages and increases in labor costs, labor disputes, pandemics, the impacts of climate change, difficulties and additional costs in transporting products manufactured from these countries to our distribution centers and significant revaluation of the currencies used in these countries, which may result in an increase in the cost of producing products. Also, the imposition of trade sanctions or other regulations against products imported by us from, or the loss of "normal trade relations" status with any country in which our products are manufactured, could significantly increase our cost of products and harm our business.
Risks related to information security and technology
We may be unable to safeguard against security breaches which could damage our customer relationships and result in significant legal and financial exposure.
As part of our normal operations, we receive confidential, proprietary, and personally identifiable information, including credit card information, and information about our customers, our employees, job applicants, and other third parties. Our business employs systems and websites that allow for the storage and transmission of this information. However, despite our safeguards and security processes and protections, security breaches could expose us to a risk of theft or misuse of this information, and could result in litigation and potential liability.
The retail industry, in particular, has been the target of many recent cyber-attacks. We may not have the resources or technical sophistication to be able to anticipate or prevent rapidly evolving types of cyber-attacks. Attacks may be targeted at us, our vendors or customers, or others who have entrusted us with information. In addition, despite taking measures to safeguard our information security and privacy environment from security breaches, our customers and our business could still be exposed to risk. Actual or anticipated attacks may cause us to incur increasing costs including costs to deploy additional personnel and protection technologies, train employees and engage third party experts and consultants. Advances in computer capabilities, new technological discoveries or other developments may result in the technology used by us to protect transaction or other data being breached or compromised. Measures we implement to protect against cyber-attacks may also have the potential to impact our customers' shopping experience or decrease activity on our websites by making them more difficult to use.
Data and security breaches can also occur as a result of non-technical issues including intentional or inadvertent breach by employees or persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, and damage to our brand and reputation or other harm to our business.
In addition, the increased use of employee-owned devices for communications as well as work-from-home arrangements, such as those implemented in response to the COVID-19 pandemic, present additional operational risks to our information technology systems, including increased risks of cyber-attacks. Further, like other companies in the retail industry, we have in the past experienced, and we expect to continue to experience, cyber-attacks, including phishing, and other attempts to breach, or gain unauthorized access to, our systems. To date, these attacks have not had a material impact on our operations, but they may have an impact in the future.
Privacy and data protection laws increase our compliance burden.
We are subject to a variety of privacy and data protection laws and regulations that change frequently and have requirements that vary from jurisdiction to jurisdiction. For example, we are subject to significant compliance obligations under privacy laws such as the General Data Privacy Regulation ("GDPR") in the European Union, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) in Canada, the California Consumer Privacy Act ("CCPA"), and the Personal Information Protection Law (“PIPL”) in the PRC. Some privacy laws prohibit the transfer of personal information to certain other jurisdictions. We are subject to privacy and data protection audits or investigations by various government agencies. Our failure to comply with these laws subjects us to potential regulatory enforcement activity, fines, private litigation including class actions, and other costs. Our efforts to comply with privacy laws may complicate our operations and add to our compliance costs. A significant privacy breach or failure or perceived failure by us or our third-party service providers to comply with privacy or data protection laws, regulations, policies or regulatory guidance might have a materially adverse impact on our reputation, business operations and our financial condition or results of operations.
Disruption of our information technology systems or unexpected network interruption could disrupt our business.
We are increasingly dependent on information technology systems and third-parties to operate our e-commerce websites, process transactions, respond to guest inquiries, manage inventory, purchase, sell and ship goods on a timely basis, and maintain cost-efficient operations. The failure of our information technology systems to operate properly or effectively, problems with transitioning to upgraded or replacement systems, or difficulty in integrating new systems, could adversely affect our business. In addition, we have e-commerce websites in the United States, Canada, and internationally. Our information technology systems, websites, and operations of third parties on whom we rely, may encounter damage or disruption or slowdown caused by a failure to successfully upgrade systems, system failures, viruses, computer "hackers", natural disasters, or other causes. These could cause information, including data related to guest orders, to be lost or delayed which could, especially if the disruption or slowdown occurred during the holiday season, result in delays in the delivery of products to our stores and guests or lost sales, which could reduce demand for our products and cause our sales to decline. The concentration of our primary offices, two of our distribution centers, and a number of our stores along the west coast of North America could amplify the impact of a natural disaster occurring in that area to our business, including to our information technology systems. In addition, if changes in technology cause our information systems to become obsolete, or if our information systems are inadequate to handle our growth, we could lose guests. We have limited back-up systems and redundancies, and our information technology systems and websites have experienced system failures and electrical outages in the past which have disrupted our operations. Any significant disruption in our information technology systems or websites could harm our reputation and credibility, and could have a material adverse effect on our business, financial condition, and results of operations.

Our technology-based systems that give our customers the ability to shop with us online may not function effectively.
Many of our customers shop with us through our e-commerce websites and mobile apps. Increasingly, customers are using tablets and smart phones to shop online with us and with our competitors and to do comparison shopping. We are increasingly using social media and proprietary mobile apps to interact with our customers and as a means to enhance their shopping experience. Any failure on our part to provide attractive, effective, reliable, user-friendly e-commerce platforms that offer a wide assortment of merchandise with rapid delivery options and that continually meet the changing expectations of online shoppers could place us at a competitive disadvantage, result in the loss of e-commerce and other sales, harm our reputation with customers, have a material adverse impact on the growth of our e-commerce business globally and could have a material adverse impact on our business and results of operations.
Risks related to environmental, social, and governance issues
Climate change, and related legislative and regulatory responses to climate change, may adversely impact our business.
There is increasing concern that a gradual rise in global average temperatures due to increased concentration of carbon dioxide and other greenhouse gases in the atmosphere will cause significant changes in weather patterns around the globe, an increase in the frequency, severity, and duration of extreme weather conditions and natural disasters, and water scarcity and poor water quality. These events could adversely impact the cultivation of cotton, which is a key resource in the production of our products, disrupt the operation of our supply chain and the productivity of our contract manufacturers, increase our production costs, impose capacity restraints and impact the types of apparel products that consumers purchase. These events could also compound adverse economic conditions and impact consumer confidence and discretionary spending. As a result, the effects of climate change could have a long-term adverse impact on our business and results of operations. In many countries, governmental bodies are enacting new or additional legislation and regulations to reduce or mitigate the potential impacts of climate change. If we, our suppliers, or our contract manufacturers are required to comply with these laws and regulations, or if we choose to take voluntary steps to reduce or mitigate our impact on climate change, we may experience increased costs for energy, production, transportation, and raw materials, increased capital expenditures, or increased insurance premiums and deductibles, which could adversely impact our operations. Inconsistency of legislation and regulations among jurisdictions may also affect the costs of compliance with such laws and regulations. Any assessment of the potential impact of future climate change legislation, regulations or industry standards, as well as any international treaties and accords, is uncertain given the wide scope of potential regulatory change in the countries in which we operate.
Increased scrutiny from investors and others regarding our environmental, social, governance, or sustainability, responsibilities could result in additional costs or risks and adversely impact our reputation, employee retention, and willingness of customers and suppliers to do business with us.
Investor advocacy groups, certain institutional investors, investment funds, other market participants, stockholders, and customers have focused increasingly on the environmental, social and governance ("ESG") or “sustainability” practices of companies, including those associated with climate change. These parties have placed increased importance on the implications of the social cost of their investments. If our ESG practices do not meet investor or other industry stakeholder expectations and standards, which continue to evolve, our brand, reputation and employee retention may be negatively impacted based on an assessment of our ESG practices. Any sustainability report that we publish or other sustainability disclosures we make may include our policies and practices on a variety of social and ethical matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, product quality, supply chain management, and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG practices or the speed of their adoption. We could also incur additional costs and require additional resources to monitor, report, and comply with various ESG practices. Also, our failure, or perceived failure, to meet the standards included in any sustainability disclosure could negatively impact our reputation, employee retention, and the willingness of our customers and suppliers to do business with us.

Risks related to global economic, political, and regulatory conditions
An economic recession, depression, downturn or economic uncertainty in our key markets may adversely affect consumer discretionary spending and demand for our products.
Many of our products may be considered discretionary items for consumers. Some of the factors that may influence consumer spending on discretionary items include general economic conditions, high levels of unemployment, health pandemics (such as the impact of the current COVID-19 coronavirus pandemic, including reduced store traffic and widespread temporary closures of retail locations), higher consumer debt levels, reductions in net worth based on market declines and uncertainty, home foreclosures and reductions in home values, fluctuating interest and foreign currency exchange rates and credit availability, government austerity measures, fluctuating fuel and other energy costs, fluctuating commodity prices, tax rates and general uncertainty regarding the overall future economic environment. To date, COVID-19 and related restrictions and mitigation measures have negatively impacted the global economy and created significant volatility and disruption of financial markets. While the duration and severity of the economic impact of COVID-19 is unknown, any recession, depression or general downturn in the global economy could negatively affect consumer confidence and discretionary spending. As global economic conditions continue to be volatile or economic uncertainty remains, trends in consumer discretionary spending also remain unpredictable and subject to reductions due to credit constraints and uncertainties about the future. Unfavorable economic conditions may lead consumers to delay or reduce purchases of our products. Consumer demand for our products may not reach our targets, or may decline, when there is an economic downturn or economic uncertainty in our key markets. Our sensitivity to economic cycles and any related fluctuation in consumer demand may have a material adverse effect on our financial condition.
Global economic and political conditions and global events such as health pandemics could adversely impact our results of operations.
Uncertain or challenging global economic and political conditions could impact our performance, including our ability to successfully expand internationally. Global economic conditions could impact levels of consumer spending in the markets in which we operate, which could impact our sales and profitability. Political unrest could negatively impact our guests and employees, reduce consumer spending, and adversely impact our business and results of operations. Health pandemics, such as the current COVID-19 coronavirus pandemic, and the related governmental, private sector and individual consumer responses could contribute to a recession, depression, or global economic downturn, reduce store traffic and consumer spending, result in temporary or permanent closures of retail locations, offices, and factories, and could negatively impact the flow of goods.
We may be unable to source and sell our merchandise profitably or at all if new trade restrictions are imposed or existing restrictions become more burdensome.
The United States and the countries in which our products are produced or sold have imposed and may impose additional quotas, duties, tariffs, or other restrictions or regulations, or may adversely adjust prevailing quota, duty, or tariff levels. The results of any audits or related disputes regarding these restrictions or regulations could have an adverse effect on our financial statements for the period or periods for which the applicable final determinations are made. Countries impose, modify, and remove tariffs and other trade restrictions in response to a diverse array of factors, including global and national economic and political conditions, which make it impossible for us to predict future developments regarding tariffs and other trade restrictions. Trade restrictions, including tariffs, quotas, embargoes, safeguards, and customs restrictions, could increase the cost or reduce the supply of products available to us, could increase shipping times, or may require us to modify our supply chain organization or other current business practices, any of which could harm our business, financial condition, and results of operations.

We are dependent on international trade agreements and regulations. The countries in which we produce and sell our products could impose or increase tariffs, duties, or other similar charges that could negatively affect our results of operations, financial position, or cash flows.
Adverse changes in, or withdrawal from, trade agreements or political relationships between the United States and the PRC, Canada, or other countries where we sell or source our products, could negatively impact our results of operations or cash flows. Any tariffs imposed between the United States and the PRC could increase the costs of our products. General geopolitical instability and the responses to it, such as the possibility of sanctions, trade restrictions, and changes in tariffs, including recent sanctions against the PRC, tariffs imposed by the United States and the PRC, and the possibility of additional tariffs or other trade restrictions between the United States and Mexico, could adversely impact our business. It is possible that further tariffs may be introduced, or increased. Such changes could adversely impact our business and could increase the costs of sourcing our products from the PRC, or could require us to source more of our products from other countries.
There could be changes in economic conditions in the United Kingdom ("UK") or European Union ("EU"), including due to the UK's withdrawal from the EU, foreign currency exchange rates, and consumer markets. Our business could be adversely affected by these changes, including by additional duties on the importation of our products into the UK from the EU and as a result of shipping delays or congestion.
Changes in tax laws or unanticipated tax liabilities could adversely affect our effective income tax rate and profitability.
We are subject to the income tax laws of the United States, Canada, and several other international jurisdictions. Our effective income tax rates could be unfavorably impacted by a number of factors, including changes in the mix of earnings amongst countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, new tax interpretations and guidance, the outcome of income tax audits in various jurisdictions around the world, and any repatriation of unremitted earnings for which we have not previously accrued applicable U.S. income taxes and international withholding taxes. We may face unanticipated tax liabilities in connection with our acquisition of MIRROR.
Repatriations from our Canadian subsidiaries are not subject to Canadian withholding taxes if such distributions are made as a return of capital. We have not accrued for any Canadian withholding taxes that could be payable on future repatriations from our Canadian subsidiaries because we believe the current net investment in our Canadian subsidiaries is expected to be indefinitely reinvested, or can be repatriated free of withholding tax. The extent to which future increases in the net assets of our Canadian subsidiaries can be repatriated free of withholding tax is dependent on, among other things, the amount of paid-up-capital in our Canadian subsidiaries and transactions undertaken by our exchangeable shareholders. As of December 2, 2021, we had 5,203,012 exchangeable shares outstanding. If there are insufficient transactions by our exchangeable shareholders between now and the end of fiscal 2022, and our Canadian subsidiary continues to generate profits at historic rates, then it is likely that we will be unable to repatriate all of our fiscal 2022 Canadian earnings free of withholding tax. We would therefore accrue for Canadian withholding taxes, and our effective tax rate would increase as a result.
We and our subsidiaries engage in a number of intercompany transactions across multiple tax jurisdictions. Although we believe that these transactions reflect the accurate economic allocation of profit and that proper transfer pricing documentation is in place, the profit allocation and transfer pricing terms and conditions may be scrutinized by local tax authorities during an audit and any resulting changes may impact our mix of earnings in countries with differing statutory tax rates. At the end of 2020, our Advance Pricing Arrangement ("APA") with the Internal Revenue Service and the Canada Revenue Agency expired. This APA stipulates the allocation of certain profits between the U.S. and Canada. We are currently in the process of negotiating the renewal of this arrangement and the final agreed upon terms and conditions thereof could impact our effective tax rate.
Current economic and political conditions make tax rules in any jurisdiction, including the United States and Canada, subject to significant change. Changes in applicable U.S., Canadian, or other international tax laws and regulations, or their interpretation and application, including the possibility of retroactive effect, could affect our income tax expense and profitability, as they did in fiscal 2017 and fiscal 2018 upon passage of the U.S. Tax Cuts and Jobs Act and in 2020 with the passage of the Coronavirus Aid, Relief, and Economic Security Act.
Our failure to comply with trade and other regulations could lead to investigations or actions by government regulators and negative publicity.
The labeling, distribution, importation, marketing, and sale of our products are subject to extensive regulation by various federal agencies, including the Federal Trade Commission, Consumer Product Safety Commission and state attorneys general in the United States, the Competition Bureau and Health Canada in Canada, the Market Supervision Administration Bureau in the PRC, as well as by various other federal, state, provincial, local, and international regulatory authorities in the countries in which our products are distributed or sold. If we fail to comply with any of these regulations, we could become subject to enforcement actions or the imposition of significant penalties or claims, which could harm our results of operations or our ability to conduct our business. In addition, any audits and inspections by governmental agencies related to these matters could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could have an adverse impact on our business, financial condition, and results of operations. In addition, the adoption of new regulations or changes in the interpretation of existing regulations may result in significant compliance costs or discontinuation of product sales and could impair the marketing of our products, resulting in significant loss of net revenue.
Our international operations are also subject to compliance with the U.S. Foreign Corrupt Practices Act, or FCPA, and other anti-bribery laws applicable to our operations. In many countries, particularly in those with developing economies, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA or other U.S. and international laws and regulations applicable to us. Although we have implemented procedures designed to ensure compliance with the FCPA and similar laws, some of our employees, agents, or other partners, as well as those companies to which we outsource certain of our business operations, could take actions in violation of our policies. Any such violation could have a material and adverse effect on our business.
Because a significant portion of our net revenue and expenses are generated in countries other than the United States, fluctuations in foreign currency exchange rates have affected our results of operations and may continue to do so in the future.
The functional currency of our international subsidiaries is generally the applicable local currency. Our consolidated financial statements are presented in U.S. dollars. Therefore, the net revenue, expenses, assets, and liabilities of our international subsidiaries are translated from their functional currencies into U.S. dollars. Fluctuations in the value of the U.S. dollar affect the reported amounts of net revenue, expenses, assets, and liabilities. Foreign currency exchange differences which arise on translation of our international subsidiaries' balance sheets into U.S. dollars are recorded as a foreign currency translation adjustment in accumulated other comprehensive income or loss within stockholders' equity.
We also have exposure to changes in foreign currency exchange rates associated with transactions which are undertaken by our subsidiaries in currencies other than their functional currency. Such transactions include intercompany transactions and inventory purchases denominated in currencies other than the functional currency of the purchasing entity. As a result, we have been impacted by changes in foreign currency exchange rates and may be impacted for the foreseeable future. The potential impact of currency fluctuation increases as our international expansion increases.
Although we use financial instruments to hedge certain foreign currency risks, these measures may not succeed in fully offsetting the negative impact of foreign currency rate movements.
We are exposed to credit-related losses in the event of nonperformance by the counterparties to forward currency contracts used in our hedging strategies.

Risks related to intellectual property
Our fabrics and manufacturing technology generally are not patented and can be imitated by our competitors. If our competitors sell products similar to ours at lower prices, our net revenue and profitability could suffer.
The intellectual property rights in the technology, fabrics, and processes used to manufacture our products generally are owned or controlled by our suppliers and are generally not unique to us. Our ability to obtain intellectual property protection for our products is therefore limited. We hold limited patents and exclusive intellectual property rights in the technology, fabrics or processes underlying our products. As a result, our current and future competitors are able to manufacture and sell products with performance characteristics, fabrics and styling similar to our products. Because many of our competitors have significantly greater financial, distribution, marketing, and other resources than we do, they may be able to manufacture and sell products based on our fabrics and manufacturing technology at lower prices than we can. If our competitors sell products similar to ours at lower prices, our net revenue and profitability could suffer.
Our failure or inability to protect our intellectual property rights could diminish the value of our brand and weaken our competitive position.
We currently rely on a combination of copyright, trademark, trade dress, and unfair competition laws, as well as confidentiality procedures and licensing arrangements, to establish and protect our intellectual property rights. The steps we take to protect our intellectual property rights may not be adequate to prevent infringement of these rights by others, including imitation of our products and misappropriation of our brand. In addition, intellectual property protection may be unavailable or limited in some international countries where laws or law enforcement practices may not protect our intellectual property rights as fully as in the United States or Canada, and it may be more difficult for us to successfully challenge the use of our intellectual property rights by other parties in these countries. If we fail to protect and maintain our intellectual property rights, the value of our brand could be diminished, and our competitive position may suffer.
Our trademarks and other proprietary rights could potentially conflict with the rights of others and we may be prevented from selling some of our products.
Our success depends in large part on our brand image. We believe that our trademarks and other proprietary rights have significant value and are important to identifying and differentiating our products from those of our competitors and creating and sustaining demand for our products. We have applied for and obtained some United States, Canada, and international trademark registrations, and will continue to evaluate the registration of additional trademarks as appropriate. However, some or all of these pending trademark applications may not be approved by the applicable governmental authorities. Moreover, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. Additionally, we may face obstacles as we expand our product line and the geographic scope of our sales and marketing. Third parties may assert intellectual property claims against us, particularly as we expand our business and the number of products we offer. Our defense of any claim, regardless of its merit, could be expensive and time consuming and could divert management resources. Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. In addition, resolution of claims may require us to redesign our products, license rights from third parties, or cease using those rights altogether. Any of these events could harm our business and cause our results of operations, liquidity, and financial condition to suffer.
Risks related to legal and governance matters
We are subject to periodic claims and litigation that could result in unexpected expenses and could ultimately be resolved against us.
From time to time, we are involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes and intellectual property, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our guests and our brand image.
Our business could be negatively affected as a result of actions of activist stockholders or others.
We may be subject to actions or proposals from stockholders or others that may not align with our business strategies or the interests of our other stockholders. Responding to such actions can be costly and time-consuming, disrupt our business and operations, and divert the attention of our board of directors, management, and employees from the pursuit of our business strategies. Such activities could interfere with our ability to execute our strategic plan. Activist stockholders or others may create perceived uncertainties as to the future direction of our business or strategy which may be exploited by our competitors and may make it more difficult to attract and retain qualified personnel and potential guests, and may affect our relationships with current guests, vendors, investors, and other third parties. In addition, a proxy contest for the election of directors at our annual meeting would require us to incur significant legal fees and proxy solicitation expenses and require significant time and attention by management and our board of directors. The perceived uncertainties as to our future direction also could affect the market price and volatility of our securities.
Anti-takeover provisions of Delaware law and our certificate of incorporation and bylaws could delay and discourage takeover attempts that stockholders may consider to be favorable.
Certain provisions of our certificate of incorporation and bylaws and applicable provisions of the Delaware General Corporation Law may make it more difficult or impossible for a third-party to acquire control of us or effect a change in our board of directors and management. These provisions include:
•the classification of our board of directors into three classes, with one class elected each year;
•prohibiting cumulative voting in the election of directors;
•the ability of our board of directors to issue preferred stock without stockholder approval;
•the ability to remove a director only for cause and only with the vote of the holders of at least 66 2/3% of our voting stock;
•a special meeting of stockholders may only be called by our chairman or Chief Executive Officer, or upon a resolution adopted by an affirmative vote of a majority of the board of directors, and not by our stockholders;
•prohibiting stockholder action by written consent; and
•our stockholders must comply with advance notice procedures in order to nominate candidates for election to our board of directors or to place stockholder proposals on the agenda for consideration at any meeting of our stockholders.
In addition, we are governed by Section 203 of the Delaware General Corporation Law which, subject to some specified exceptions, prohibits "business combinations" between a Delaware corporation and an "interested stockholder," which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation's voting stock, for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring, or preventing a change in control that our stockholders might consider to be in their best interests.

Use of Proceeds

We will not receive any cash proceeds upon the issuance of the common stock in exchange for the exchangeable shares of Lulu Canada.
Description of Capital Stock

lululemon’s authorized capital stock consists of:
•400,000,000 shares of common stock, par value of $0.005 per share;
•60,000,000 shares of special voting stock, par value $0.000005 per share; and
•5,000,000 shares of preferred stock, par value $0.01 per share.
As of January 18, 2022, 123,450,960 shares of common stock, and 5,203,012 shares of our special voting stock were issued and outstanding. No shares of preferred stock are issued or outstanding as of the date of this prospectus.
In the discussion that follows, we have summarized the material provisions of our certificate of incorporation and bylaws relating to our capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our certificate of incorporation and bylaws. You should read the provisions of the certificate of incorporation and bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We also have summarized certain provisions of the exchangeable shares of Lulu Canada. You should read the Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares of Lulu Canada and related agreements for more details regarding the exchangeable shares. Copies of those documents are filed as exhibits to this prospectus.
Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.
Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.
Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:
•restricting dividends on the common stock;
•diluting the voting power of the common stock;
•impairing the liquidation rights of the common stock; or
•delaying or preventing a change in our control without further action by the stockholders.
The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Special Voting Stock

The number of shares of special voting stock outstanding is equal to the number of exchangeable shares that are issued by Lulu Canada. The special voting shares are issued to holders of exchangeable shares. Holders of special voting shares are able to vote in person or by proxy on any matters put before holders of our common stock at any stockholders meeting. Each special voting share carries one vote. These votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders.
Our special voting shares do not entitle their holders to receive dividends or distributions from us or to receive any consideration in the event of our liquidation, dissolution or winding-up. To the extent exchangeable shares are exchanged for shares of our common stock, the number of special voting shares as corresponds to the number of exchangeable shares thus exchanged will be cancelled without consideration.
Exchangeable Shares

In connection with our corporate reorganization in July 2007, Lulu Canada issued exchangeable shares to certain of our Canadian equity holders. The exchangeable shares of Lulu Canada, together with our special voting shares, are intended to be the economic equivalent to shares of our common stock. The rights, preferences, restrictions and conditions attaching to the exchangeable shares include the following:
•Any holder of exchangeable shares may at any time to require Lulu Canada to redeem any or all of the exchangeable shares registered in that holder’s name in exchange for one share of our common stock for each exchangeable share presented and surrendered, plus a cash payment in an amount equal to any accrued and unpaid dividends on those exchangeable shares at the time of redemption.
•If we declare a dividend on our common stock, the holders of exchangeable shares must receive from Lulu Canada the same dividend, or an economically equivalent dividend, on their exchangeable shares.
•Holders of exchangeable shares are not entitled to receive notice of or to attend any meeting of the stockholders of Lulu Canada or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions.
•Lulu Canada will have the right to force the exchange of all exchangeable shares for shares of our common stock (and payment of any accrued and unpaid dividends on the exchangeable shares) at any time after the earliest of (i) the 40th anniversary of our corporate reorganization, (ii) the date on which fewer than 10% of the originally issued exchangeable shares remain outstanding, and (iii) the occurrence of certain specified events such as a change of control of us.
•The right of holders of exchangeable shares to require Lulu Canada to redeem their exchangeable shares and the right of Lulu Canada to redeem the exchangeable shares, both as described above, are subject to the overriding right of Lululemon Callco ULC (Callco), our wholly-owned subsidiary, to redeem those shares for one share of our common stock for each exchangeable share, together with all declared and unpaid dividends on that exchangeable share.
•Holders of exchangeable shares are entitled to vote their special voting shares.

Exchange Trust Agreement

In connection with the issuance of exchangeable shares, we entered into an exchange trust agreement with Lulu Canada and a third-party trustee.
Under the agreement, the holders of exchangeable shares may instruct the trustee to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares would be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividends on the exchangeable share.

In accordance with the terms of the exchangeable share support agreement described below, we agreed not to exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy holders with respect to these exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for the meetings.
With the exception of administrative changes to add covenants of any or all parties for the protection of the beneficiaries, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
The trust created by the agreement will continue until the earlier to occur of the following events:
•no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and
•Lulu Canada and lululemon together elect in writing to terminate the agreement and this termination is approved by the trust’s beneficiaries.

Exchangeable Share Support Agreement

In connection with the issuance of the exchangeable shares, we also entered into an exchangeable share support agreement with Lulu Canada and Callco. Under the exchangeable share support agreement, for so long as any exchangeable shares (other than exchangeable shares held by us or any of our subsidiaries) remain outstanding:
•Lulu Canada and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares who exercise their right to require Lulu Canada to redeem their exchangeable shares;
•Lulu Canada, Callco and lululemon agreed to do all things as are reasonably necessary to deliver shares of our common stock to the holders of exchangeable shares in accordance with their rights under the agreement; and
•Lulu Canada and lululemon agreed not to liquidate, dissolve or wind-up unless the other concurrently takes action to liquidate, dissolve or wind-up.
We agreed to send to the holders of exchangeable shares the notice of each meeting at which our stockholders are entitled to vote and copies of all information statements, interim and annual financial statements, reports and other materials that we send to our stockholders at the same time as we send these materials to our stockholders. We also agreed to use reasonable efforts to deliver a copy of any materials sent by a third party to our stockholders.
The agreement provides that, in the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our common stock that is recommended by our board of directors, we will use all reasonable efforts to enable holders of exchangeable shares to participate in the transaction to the same extent as holders of shares of our common stock.
In order to assist us in complying with our obligations under the agreement, Lulu Canada and Callco agreed to notify us as soon as practicable upon the exercise of their rights to acquire exchangeable shares.
In order to assist Lulu Canada in complying with its obligations under the agreement, we agreed to notify Lulu Canada as soon as possible upon a proposed declaration by us of any dividend on our shares of common stock and take all actions as are reasonably necessary so that that the respective declaration date, record date and payment date for a dividend on our shares of common stock is the same as the declaration date, record date and payment date for the corresponding dividend on the exchangeable shares.
Under the agreement, we agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our subsidiaries on any matter considered at meetings of holders of exchangeable shares. With the exception of administrative changes to add covenants of any or all parties, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision or manifest error, the agreement may not be amended without the approval of the holders of the exchangeable shares.
Indemnification and Limitation on Directors’ and Officers’ Liability

As permitted by Section 102 of the Delaware General Corporation Law, our certificate of incorporation and bylaws limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that person’s fiduciary duties as a director, except liability for any of the following:
•breaches of the director’s duty of loyalty to the corporation or the stockholder;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.
This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
As permitted by Section 145 of the Delaware General Corporation Law, our certificate of incorporation and bylaws also provide that (1) we will indemnify our directors and executive officers to the fullest extent permitted by law, (2) we may indemnify our other officers and employees and other agents to the fullest extent permitted by law, and (3) we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, in each case subject to limited exceptions.
Our certificate of incorporation permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions in such capacity, regardless of whether our certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
We generally enter into separate indemnification agreements with each of our directors, which are in addition to and broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of that person’s services as a director or executive officer or at our request.
Anti-Takeover Effects of Provisions of Our Charter, Our Bylaws and Delaware Law

Certain provisions of our certificate of incorporation and bylaws, and applicable provisions of the Delaware General Corporation Law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
No Cumulative Voting

Our charter documents do not provide for cumulative voting in the election of directors. The combination of ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for our other stockholders to replace our board of directors or for another party to obtain control of us by replacing our board of directors.
Stockholder Meetings

Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or upon a resolution adopted by or affirmative vote of a majority of the board of directors, and not by the stockholders.
Requirements for Advance Notification of Stockholder Nominations and Proposals

Our charter documents establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.
Elimination of Stockholder Action by Written Consent

Our charter documents eliminate the right of stockholders to act by written consent without a meeting.
Election and Removal of Directors

Our charter documents divide our board of directors into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of lululemon and could increase the likelihood that incumbent directors will retain their positions. Directors may be removed with cause by the vote of a two-thirds of the shares represented in person or by proxy at a meeting entitled to vote generally in the election of directors, voting as a single class.
Size of Board and Vacancies

Our charter documents provide that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, with the following exceptions:
•prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•on or subsequent to that date, the business combination is approved by the board of directors and authorized at a meeting of the stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 defines business combination to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.
In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by that entity or person.
Plan of Distribution

We will distribute the shares of common stock covered by this prospectus only upon the redemption, retraction or purchase of the exchangeable shares of Lulu Canada, and no broker, dealer or underwriter has been engaged in connection with the redemption, retraction or purchase. Each exchangeable share of Lulu Canada will be redeemed, retracted or purchased for one share of our common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.
Material Tax Considerations
Canadian Federal Income Tax Considerations

The following is a summary of the principal Canadian federal income tax considerations arising under the Income Tax Act (Canada) (ITA), in respect of the holding, redemption, retraction or other disposition of exchangeable shares, and the holding and disposition of our common stock that is qualified for distribution under this Registration Statement on the redemption, retraction or purchase of exchangeable shares, generally applicable to a beneficial owner of exchangeable shares who, for purposes of the ITA, and at all relevant times, (1) holds those exchangeable shares, and will hold that common stock as capital property, (2) deals at arm’s length with, and is not affiliated with, lululemon, Callco or Lulu Canada, and (3) is or is deemed to be a resident of Canada (a holder).

This summary does not apply to a holder (1) with respect to which lululemon is or will be a “foreign affiliate” within the meaning of the ITA, (2) that is a “financial institution” for the purposes of the mark-to-market rules in the ITA, (3) an interest in which is a “tax shelter investment” as defined in the ITA, (4) that is a “specified financial institution” as defined in the ITA, (5) which has made a “functional currency” election under section 261 of the ITA, (6) that is exempt from tax under Part I of the ITA, (7) that has entered into, or will enter into, in respect of an exchangeable share or share of common stock, a “synthetic disposition agreement” or a “derivative forward agreement” as defined in the ITA, or (8) that is a corporation resident in Canada (for purposes of the ITA) and is, or becomes, or does not deal at arm’s length for purposes of the ITA with a corporation resident in Canada that is or becomes, as part of a transaction or event or series of transactions or events that includes the acquisition of exchangeable shares or our common stock, controlled by a non-resident person, or a group of non-resident persons that do not deal with each other at arm’s length (for purposes of the ITA) for the purposes of the “foreign affiliate dumping” rules in section 212.3 of the ITA. Any such holders should consult their own tax advisors with respect to their particular circumstances.

Exchangeable shares and common stock will generally be considered to be capital property to a holder unless those securities are held in the course of carrying on a business of trading or dealing in securities, or were acquired in one or more transactions considered to be an adventure or concern in the nature of trade. Certain holders for purposes of the ITA and whose exchangeable shares might not otherwise qualify as capital property may be entitled to make an irrevocable election in accordance with subsection 39(4) of the ITA to have those exchangeable shares, and every “Canadian security” (as defined in the ITA) owned by that holder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. However, exchangeable shares of a holder in respect of which a valid election was made under subsection 85(1) or 85(2) of the ITA will not be Canadian securities to that holder for this purpose and therefore will not be deemed to be capital property under subsection 39(4) of the ITA. In addition, common stock will not constitute Canadian securities for the purposes of this election. Holders which do not hold their exchangeable shares as capital property or which will not hold their common stock as capital property should consult their own tax advisors regarding their particular circumstances.

This summary is based on the facts set out in this document, the current provisions of the ITA and the regulations thereunder and our understanding of the published administrative policies of the Canada Revenue Agency (CRA), published in writing by the CRA prior to the date of this document. This summary takes into account all proposed amendments to the ITA and the regulations thereunder that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that those proposed amendments will be enacted in the form proposed. However, we can give no assurance that those proposed amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations applicable to the acquisition, holding and disposition of exchangeable shares or common stock. Except for such proposed amendments, this summary does not take into account or anticipate any changes in law or any changes in the CRA’s administrative policies, whether by judicial, governmental or legislative action or decision, nor does it take into account other federal or any provincial, territorial or foreign tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular holder. This summary does not take into account your particular circumstances and does not address considerations that may be particular to you. Therefore, you should consult your own tax advisors regarding your particular circumstances.

For purposes of the ITA, all amounts relating to the acquisition, holding or disposition of securities (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars. Amounts denominated in foreign currency must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada).

Exchangeable Shares

Redemption, Exchange and Disposition of Exchangeable Shares

A holder will be considered to have disposed of exchangeable shares:
(1)    on a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of such exchangeable shares by Lulu Canada; and
(2)    on an acquisition of such exchangeable shares by Callco.
However, as discussed below, the Canadian federal income tax consequences of the disposition for the holder will be different depending on whether the event giving rise to the disposition is a redemption, retraction or purchase by Lulu Canada or an acquisition by Callco.

A holder who exercises the right to require the redemption of an exchangeable share by giving a retraction request may not be able to control whether the exchangeable share will be acquired by Callco under the retraction call right or redeemed by Lulu Canada.

Exchange of Exchangeable Shares - Redemption, Retraction or Purchase by Lulu Canada

On a redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) of an exchangeable share by Lulu Canada, the holder of that exchangeable share will be deemed to have received a dividend equal to the amount, if any, by which the “redemption proceeds” exceed the paid-up capital (for purposes of the ITA) of the exchangeable share at the time of redemption. For these purposes, the “redemption proceeds” will be the fair market value, at the time of the redemption, of the common stock received on the redemption plus any other amount received by the holder on the redemption other than amounts required to be included in income as a dividend. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received or deemed to be received by a holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the ITA having regard to their own circumstances. See “Canadian Federal Income Tax Considerations - Exchangeable Shares - Dividends on Exchangeable Shares” below. On the redemption, the holder of an exchangeable share will also be considered to have disposed of the exchangeable share for proceeds of disposition equal to the “redemption proceeds” less the amount of such deemed dividend. The holder will in general realize a capital gain (or a capital loss) equal to the amount by which such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of the exchangeable shares. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.

Exchange of Exchangeable Shares - Callco Purchase

On the exchange of an exchangeable share by the holder with Callco for common stock, the holder will generally realize a capital gain (or a capital loss) to the extent the proceeds of disposition of the exchangeable share, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the exchangeable share. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock received on the exchange plus an amount equal to any declared and unpaid dividends on the exchangeable share. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below. The acquisition by Callco of an exchangeable share from the holder thereof will not result in a deemed dividend to the holder.

Disposition of Exchangeable Shares other than on an Exchange

A disposition or deemed disposition of exchangeable shares by a holder, other than on the redemption (including pursuant to a retraction by the holder or a purchase by Lulu Canada) or purchase by Callco, will generally result in a capital gain (or a capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those exchangeable shares immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.

Cancellation of Special Voting Stock

On the redemption, retraction or purchase of exchangeable shares, a like number of shares of special voting stock will be cancelled for no consideration. A holder should not realize or be deemed to realize any income or loss on the disposition of such shares of special voting stock.

Dividends on Exchangeable Shares

In the case of a holder who is an individual (other than certain trusts), dividends received or deemed to be received on the exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable under the ITA to taxable dividends received from corporations resident in Canada. Provided that appropriate designations are made by Lulu Canada, that dividend will be treated as an “eligible dividend” for the purposes of the ITA and a holder who is an individual resident in Canada will be entitled to an enhanced dividend tax credit in respect of such dividends. There are limitations on the ability of a corporation to designate dividends and deemed dividends as eligible dividends.

In the case of a holder that is a corporation, dividends received or deemed to be received on the exchangeable shares will be required to be included in computing the corporation’s income for the taxation year in which such dividends are received and such dividends will generally be deductible in computing the corporation’s taxable income, subject to the restrictions and limitations under the ITA. Holders that are corporations should consult their own tax advisors with respect to the potential application of these provisions. In certain circumstances, subsection 55(2) of the ITA will treat a taxable dividend received by a holder that is a corporation as proceeds of disposition or a capital gain. Holders that are corporations should consult their own tax advisors with respect to the application of subsection 55(2) of the ITA having regard to their own circumstances.

A holder that is a “private corporation” or a “subject corporation” (each as defined in the ITA) may be liable under Part IV of the ITA to pay an additional tax (refundable in certain circumstances) on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income.

The exchangeable shares are taxable preferred shares and short-term preferred shares for the purposes of the ITA. A holder of exchangeable shares that is a corporation which receives or is deemed to receive dividends on such shares may be subject to the 10% tax under Part IV.1 of the ITA. Where tax under Part IV.1 of the ITA applies to a taxable dividend received or deemed to be received by a corporation, the rate of Part IV tax payable by the corporation is reduced by the rate of Part IV.1 tax.

Common Stock

Acquisition and Disposition of Common Stock

The cost of the common stock received on the redemption, retraction or purchase of an exchangeable share will be equal to the fair market value of such common stock at the time of such event and will generally be averaged with the adjusted cost base of any other common stock held at that time by the holder as capital property for the purpose of determining the holder’s adjusted cost base of such common stock.

A disposition or deemed disposition of the common stock by a holder will generally result in a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the common stock immediately before the disposition. For a description of the tax treatment of capital gains and losses, see “Canadian Federal Income Tax Considerations - Taxation of Capital Gains or Capital Losses” below.

Dividends on Common Stock

A holder will be required to include in computing such holder’s income for a taxation year the full amount of dividends, if any, including any amount withheld for foreign withholding tax, received on the common stock. Dividends received on the common stock by a holder who is an individual will not be subject to the gross-up and dividend tax credit rules in the ITA normally applicable to taxable dividends received from corporations resident in Canada. A holder that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income.
Any United States non-resident withholding tax on these dividends generally should be eligible, subject to certain limitations under the ITA, to be credited against the holder’s income tax or deducted from income.

Taxation of Capital Gains or Capital Losses

Generally, one-half of any capital gain (a taxable capital gain) realized by a holder in a taxation year must be included in the holder’s income for the year, and one-half of any capital loss (an allowable capital loss) realized by a holder in a taxation year must be deducted from taxable capital gains realized by the holder in that year, subject to and in accordance with rules contained in the ITA. Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the ITA.

If the holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of such share may be reduced by the amount of dividends received or deemed to have been received by it on such share (and in certain circumstances a share exchanged for such share) to the extent and under circumstances prescribed by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns such shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any such shares. Holders to whom these rules may be relevant should consult their own tax advisors.

Additional Refundable Tax

A holder that, throughout the relevant taxation year, is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional tax on its “aggregate investment income” (as defined in the ITA) for the taxation year, including dividends that are not deductible in computing taxable income and taxable capital gains. Such additional tax may be refundable in certain circumstances.

Alternative Minimum Tax

Individuals (other than certain trusts) that receive or are deemed to receive taxable dividends on common stock or exchangeable shares, or that realize a capital gain on the disposition or deemed disposition of common stock or exchangeable shares, may realize an increase in their liability for alternative minimum tax under the ITA.

Foreign Property Information Reporting

In general, a “specified Canadian entity” for a taxation year or fiscal period whose total cost amount of “specified foreign property” (both as defined in the ITA) at any time in the year or fiscal period exceeds C$100,000, is required to file an information return with the CRA for the year or period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a taxpayer resident in Canada, other than a corporation or trust exempt from tax under Part I of the ITA, will be a “specified Canadian entity”, as will certain partnerships. Penalties may apply where a holder fails to file the required information return in respect of such holder’s “specified foreign property” (as defined in the ITA) on a timely basis in accordance with the ITA.

Specified foreign property is defined in the ITA to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation. As such, exchangeable shares, common stock and special voting shares are specified foreign property to a holder. Accordingly, holders of such properties should consult their own tax advisors regarding compliance with these rules.

The reporting rules in the ITA are complex and this summary does not purport to address all circumstances in which reporting may be required by a holder. Holders should consult their own tax advisors regarding the reporting rules contained in the ITA.

Offshore Investment Fund Property

The ITA contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a holder of common stock if each of two conditions are satisfied.

The first condition for such rules to apply is that the value of the common stock may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in (1) shares of one or more corporations, (2) indebtedness or annuities, (3) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (4) commodities, (5) real estate, (6) Canadian or foreign resource properties, (7) currency of a country other than Canada, (8) rights or options to acquire or dispose of any of the foregoing, or (9) any combination of the foregoing.

The second condition for such rules to apply to a holder is that it must be reasonable to conclude, having regard to all the circumstances (including certain specified circumstances), that one of the main reasons for the holder acquiring or holding the common stock was to derive a benefit from portfolio investments in assets described above in such a manner that the taxes, if any, on the income, profits and gains from such assets for any particular year are significantly less than the tax that would have been applicable under Part I of the ITA had the income, profits and gains been earned directly by the holder.

If applicable, these rules would generally require a holder to include in income for each taxation year in which the holder owns common stock (1) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the holder’s “designated cost” (as defined in the ITA) of the common stock at the end of the month by 1/12th of the total of the prescribed rate for the period that includes such month and two per cent, less (2) the holder’s income for the year (other than a capital gain) from the common stock determined without reference to these rules. Any amount required to be included in computing a holder’s income under these provisions will be added to the adjusted cost base to the holder of its common stock.

These rules are complex and their application depends, in part, on the reasons for a holder acquiring or holding common stock. Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.

United States Federal Income Tax Considerations to Non-U.S. Holders

The following is a summary of the material United States federal income tax considerations to Non-U.S. Holders, as defined below, of the ownership and disposition of common stock and of the exchange of exchangeable shares for common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax considerations that may apply to a Non-U.S. Holder as a result of the ownership and disposition of exchangeable shares and common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the United States federal income tax considerations to such Non-U.S. Holder nor does it address the United States state or local tax considerations or the foreign tax considerations of the ownership and disposition of the common stock or exchangeable shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any Non-U.S. Holder. Except as specifically provided under “Exchange of Exchangeable Shares for Common Stock” below, this summary does not address the United States federal income tax considerations to Non-U.S. Holders of their ownership and disposition of exchangeable shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the United States tax considerations (including the potential application and operation of any income tax treaties) of the ownership and disposition of exchangeable shares. U.S. Holders (as defined below) who own exchangeable shares or who acquire common stock should consult their own tax advisors as to the United States tax considerations of owning and disposing such shares.

Scope of This Summary

This discussion is based on the Internal Revenue Code of 1986 (the “Code”), final and temporary United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (“IRS”) regarding the United States federal income tax considerations described herein. There can be no assurances that the IRS will not challenge one or more of the tax considerations described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax considerations and the non-United States tax considerations of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

For purposes of this summary, the term “Non-U.S. Holder” means any person that is a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is (1) an individual who is a citizen or resident of the United States for United States federal income tax purposes, (2) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States can exercise primarily supervision over its administration, and for which one or more United States persons have authority to control all substantial decisions of that trust, or (b) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock), the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax considerations of owning and disposing the exchangeable shares and the common stock.

Non-U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary does not address the United States federal income tax considerations to certain categories of Non-U.S. Holders subject to special rules, including Non-U.S. Holders that are (1) banks, financial institutions, or insurance companies; (2) regulated investment companies or real estate investment trusts; (3) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method; (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (5) holders that own exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (6) holders that acquired exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) in connection with the exercise of employee stock options or otherwise as compensation for services; (7) holders that have a “functional currency” other than the U.S. dollar; (8) holders that are liable for the “alternative minimum tax” under the Code; (9) holders that hold exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than as a capital asset within the meaning of Section 1221 of the Code; (10) governments or agencies or instrumentalities thereof; or (11) U.S. expatriates. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal income, United States state and local, and non-United States tax considerations of the disposition of exchangeable shares and the ownership and disposition of common shares.

Exchange of Exchangeable Shares for Common Stock

Non-U.S. Holders generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for common stock unless (1) the gain is effectively connected with a Non-U.S. Holder’s trade or business in the United States or, if a treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States, or (2) a Non-U.S. Holder is an individual and such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are satisfied.

Distributions on Common Stock

Distributions (if any) of cash or property that we pay in respect of common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Unless a dividend is effectively connected with the conduct of a Non-U.S. Holder’s trade or business within the United States (or if a tax treaty applies, is attributable to a Non-U.S. Holder’s permanent establishment in the United States) a Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), on any dividends received in respect of common stock. If the amount of the distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder’s tax basis in common stock, and any remaining excess thereafter will be treated as capital gain from the sale or exchange of the common stock. However, except to the extent that we elect (or the paying agent or other intermediary through which a Non-U.S. Holder holds common stock elects) otherwise, we (or the intermediary) must generally withhold on the entire distribution. In order to obtain a reduced rate of U.S. federal tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or appropriate successor form) certifying such Non-U.S. Holder’s entitlement to benefits under the treaty. If a Non-U.S. Holder is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty, the Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding possible entitlement to benefits under an income tax treaty.

Sale, Exchange or Other Taxable Disposition of Common Stock

A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax on any gain recognized on a sale, exchange or other disposition of our common stock unless:

•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States (in which case the Non-U.S. Holder will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons, and, if the Non-U.S. Holder is a foreign corporation, an additional branch profits tax at a rate of 30%, or a lower rate as may be specified by an applicable income tax treaty;
•the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other requirements are met (in which case the Non-U.S. Holder will be subject to a 30% tax or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by U.S.-source capital losses of the non-U.S. holder, if any); or
•we are or have been, at any time during the five-year period preceding such sale, exchange or other disposition (or the Non-U.S. Holder’s holding period, if shorter) a “United States real property holding corporation” (or “USRPHC”). If, during such applicable period, our common stock is regularly traded on an established securities market and a Non-U.S. Holder held no more than 5% of our outstanding common stock, actually or constructively, the preceding rule taxing gain recognized on a disposition of our common stock would not apply.
Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, have not been and we do not anticipate becoming, a USRPHC for U.S. federal income tax purposes. No assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rule described above. If the foregoing exception does not apply, and if we are or were to become a USRPHC, a purchaser may be required to withhold 15% of the proceeds payable to a Non-U.S. Holder from a sale of our common stock and such Non-U.S. Holder generally will be taxed on its net gain derived from the disposition at the graduated United States federal income tax rates applicable to United States persons (as defined in the Code).

Information Reporting and Backup Withholding

Non-U.S. Holders generally are subject to information reporting requirements with respect to dividends paid by us to a Non-U.S. Holder and any tax withheld with respect to such dividends. These information reporting requirements apply even if no withholding is required (e.g., because the dividends are U.S. trade or business income, or withholding is eliminated by an applicable income tax treaty). Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or are established under the provisions of an applicable income tax treaty or agreement with such tax authority.

Non-U.S. Holders will be subject to a backup withholding, currently at the rate of 24%, unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of common stock within the United States or by a U.S. payor or U.S. middleman, is subject to both backup withholding and information reporting unless the Non-U.S. Holder, as the beneficial owner, certifies under penalties of perjury that such Non-U.S. Holder is not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person) or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the United States backup withholding rules will be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if such Non-U.S. Holder furnishes the required information to the IRS in a timely manner. Each Non-U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Foreign Account Tax Compliance Act

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Each Non-U.S. Holder should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in shares of common stock.

Legal Matters
DLA Piper LLP (US), Seattle, Washington, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus.
Experts
The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended January 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

lululemon athletica inc.

5,203,012 Shares
Common Stock
January 24, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
The following table shows expenses payable by lululemon in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

Legal fees and expenses	$20,000
Accounting fees and expenses	15,000
Total	$35,000

Item 15.	Indemnification of Directors and Officers.
Delaware General Corporation Law
Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) that the person actually and reasonably incurred in connection therewith.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the provision may not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
Our certificate of incorporation and bylaws provide that (1) we will indemnify our directors and executive officers to the fullest extent permitted by law, (2) we may indemnify our other officers and employees and other agents to the fullest extent permitted by law, and (3) we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, in each case subject to limited exceptions. We believe that indemnification under our certificate of incorporation and bylaws covers at least negligence and gross negligence on the part of indemnified parties.
Our certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions in this capacity, regardless of whether our certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.
We generally enter into separate indemnification agreements with our directors, which are in addition to and, in some instances, broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors.
We also maintain directors’ and officers’ liability insurance for our directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of lululemon.
We maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of actions, suits or proceedings, to which they are parties by reason of being or having been our directors or officers.

Item 16.			Exhibits.
			Incorporated by Reference

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007		S-3	2.1	333-185899	1/7/2013

2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		S-3	2.2	333-185899	1/7/2013

2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		S-3	2.3	333-185899	1/7/2013

2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated as of July 26, 2007		S-3	2.4	333-185899	1/7/2013

2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007		S-3	2.5	333-185899	1/7/2013

2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007		S-3	2.6	333-185899	1/7/2013

4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-3	4.1	333-185899	1/7/2013

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X

Item 17.	Undertakings
(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, lululemon athletica inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on January 24, 2022.

lululemon athletica inc.

By:	/s/ CALVIN McDONALD

Calvin McDonald Chief Executive Officer (Principal Executive Officer)

By:	/s/ MEGHAN FRANK

Meghan Frank Chief Financial Officer (Principal Financial and Accounting Officer)
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Calvin McDonald and Meghan Frank and each of them, with full power of substitution and resubstitution and full power to act without the other, as that person’s true and lawful attorney-in-fact and agent to act in that person’s name, place and stead and to execute in the name and on behalf of that person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and that person’s substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ CALVIN McDONALD	Chief Executive Officer and Director	January 24, 2022
Calvin McDonald	(Principal Executive Officer)

/s/ MEGHAN FRANK	Chief Financial Officer	January 24, 2022
Meghan Frank	(Principal Financial and Accounting Officer)

/s/ GLENN MURPHY	Chair of the Board	January 24, 2022
Glenn Murphy

/s/ MICHAEL CASEY	Director	January 24, 2022
Michael Casey

/s/ STEPHANIE FERRIS	Director	January 24, 2022
Stephanie Ferris

/s/ KOURTNEY GIBSON	Director	January 24, 2022
Kourtney Gibson

/s/ KATHRYN HENRY	Director	January 24, 2022
Kathryn Henry

/s/ JON McNEILL	Director	January 24, 2022
Jon McNeill

/s/ MARTHA A.M. MORFITT	Director	January 24, 2022
Martha A.M. Morfitt

/s/ DAVID MUSSAFER	Director	January 24, 2022
David M. Mussafer

/s/ EMILY WHITE	Director	January 24, 2022
Emily White

INDEX TO EXHIBITS

			Incorporated by Reference

Exhibit No.	Exhibit Title	Filed Herewith	Form	Exhibit No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007		S-3	2.1	333-185899	1/7/2013

2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		S-3	2.2	333-185899	1/7/2013

2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		S-3	2.3	333-185899	1/7/2013

2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares, dated as of July 26, 2007		S-3	2.4	333-185899	1/7/2013

2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007		S-3	2.5	333-185899	1/7/2013

2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007		S-3	2.6	333-185899	1/7/2013

4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-3	4.1	333-185899	1/7/2013

5.1	Opinion of DLA Piper LLP (US)	X

23.1	Consent of PricewaterhouseCoopers LLP	X

23.2	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)	X

24.1	Power of Attorney (included on signature page hereto)	X